CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data Systems
Tel: 972-348-5196

Stephanie Prince
Morgen-Walke Associates, Inc.
Tel: 212-850-5600

Media: Tony Good
Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD

FIRST QUARTER RESULTS

*Revenue Rises 16 Percent to $210.3 million; EBITDA Increases 12 Percent

*Double-digit Revenue Growth Continues in all Three Business Segments

*$0.13 Cash Earnings per Share

Dallas, TX, April 17, 2002 — Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its first quarter ended March 31, 2002.

Total first quarter revenue increased 16 percent to $210.3 million compared to $181.2 million for the first quarter of 2001. EBITDA for the first quarter of 2002 increased 12 percent to $33.9 million compared to $30.3 million for the first quarter of 2001. Cash earnings before income taxes increased 19 percent to $16.3 million compared to $13.7 million for the first quarter of 2001.  Cash earnings, net of income taxes, for the first quarter increased five percent to $10.0 million compared to $9.5 million for the first quarter of 2001, as a result of a higher effective income tax rate compared to the prior year’s quarter.  Cash earnings per share decreased to $0.13 per share from $0.16 largely driven by the 30 percent increase in the Company’s share base following its initial public offering in June 2001.

“Our solid first quarter results reflect Alliance Data’s strength and resiliency and reaffirms the strength of our business model,” commented Mike Parks, chairman and chief executive officer. “We continued to see all three of our business segments meet our expectations with double digit growth, resulting in a very balanced quarter.”

Segment Review

Transaction Services revenue, which accounted for approximately half of the Company’s total revenue, increased 13 percent to $132.2 million compared to $117.5 million for the first quarter of 2001.  Transaction Services continued to perform in line with expectations as the Company continued to add services to existing clients and add new relationships. Also, an increase in revenue contribution from the Company’s growing base of utility clients drove strong double-digit growth in revenue per statement.

Credit Services revenue, which accounted for approximately one fourth of total revenue, increased 11 percent to $82.1 million compared to $74.3 million for the first quarter of 2001. Private label credit sales increased 20 percent due to the improved retail environment for our clients as well as the addition of new clients. Adding to the segment’s continued growth were stable credit losses and continued improvement in the cost of funding the portfolio due to the phased in effects of the Company’s $900 million asset backed securitization in August of 2001. Overall portfolio growth was somewhat mitigated by a moderate increase in payment levels received from cardholders.

Marketing Services, this quarter’s strongest performing segment, increased revenue to $54.6 million compared to $44.3 million for the first quarter of 2001. EBITDA increased 29 percent to $7.1 million. Our efforts with our sponsors to promote the Air Miles® reward program is paying dividends as shown by the large increase in Air Miles reward miles redeemed.  This reflects our continued expansion of reward options and marketing efforts and also illustrates the on-going appeal and customer loyalty to the program.

Outlook

Regarding full year 2002, the Company reaffirms its guidance regarding revenue of $865 million or higher, EBITDA of $144 million or higher and cash earnings per share of $0.60 or higher.

Conference Call

Alliance Data Systems will host a conference call on April 17, 2002 at 5 p.m. (Eastern) to discuss the Company’s first quarter results. The conference call will be available via the Internet at www.alliancedatasystems.com. Additionally, there will be several slides accompanying the webcast.  Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. The webcast will be available until May 17, 2002.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers. Alliance Data each year manages over 2.7 billion transactions and 72 million consumer accounts for some of North America’s most recognizable companies. The Company also operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs over 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as ``anticipate,’’ ``believe,’’ ``estimate,’’ ``expect,’’ ``intend,’’ ``predict,’’ ``project’’ and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

-tables to follow-

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2002	2001	Change

Revenues	$210.3	$181.2	16%

Operating EBITDA before non-cash compensation	$40.3	$37.4	8%

EBITDA before non-cash compensation	$33.9	$30.3	12%

Cash Earnings before income taxes	$16.3	$13.7	19%

Cash Earnings	$10.0	$9.5	5%

Weighted average shares outstanding — diluted	76.6	59.0	30%

Cash Earnings per share	$0.13	$0.16	(19%)

As of March 31, 2002

Cash and cash equivalents	$77.3
Redemption settlement assets	149.4
Intangibles assets and goodwill, net	515.5
Total assets	1,523.0

Deferred Revenue	334.8
Debt	286.8
Total liabilities	1,007.1
Stockholders’ equity	515.9

ALLIANCE DATA SYSTEMS CORPORATION

KEY INDICATORS AND SUMMARY SEGMENT DATA

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2002	2001	Change

Segment Revenue:
Transaction Services	$132.2	$117.5	13%
Credit Services	82.1	74.3	11%
Marketing Services	54.6	44.3	23%
Intersegment	(58.6)	(54.9)	7%
	$210.3	$181.2	16%

Segment EBITDA:
Transaction Services	$16.9	$15.4	10%
Credit Services	9.9	9.4	6%
Marketing Services	7.1	5.5	29%
	$33.9	$30.3	12%

Key Indicators:
Transactions processed	698.3	629.1	11%
Statements generated	34.4	31.9	8%
Average core portfolio	$2,272.2	$2,092.0	9%
Private label credit sales	$960.7	$799.3	20%
Air Miles reward miles issued	522.5	524.2	n/m
Air Miles reward miles redeemed	308.3	192.0	61%

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Unaudited), (In millions, except per share amounts)

	Three Months Ended March 31,

	2002	2001
Total revenue	$210.3	$181.2

Total operating expenses	195.4	170.1

Operating income	14.9	11.1

Financing costs (includes non-cash fair value gain (loss) on swap of $2.3 million and ($4.9) million in 2002 and 2001, respectively)	6.0	15.1
Income (loss) before income taxes	8.9	(4.0)
Income tax expense (benefit)	4.4	(0.8)
Net income (loss)	$4.5	$(3.2)

EBITDA before non-cash compensation:
Operating income	$14.9	$11.1
Non-cash compensation expense	2.9	1.7
Depreciation and other amortization	9.3	6.4
Amortization of purchased intangibles	6.8	11.1
EBITDA before non-cash compensation	$33.9	$30.3

Cash Earnings:
Income (loss) before income taxes	$8.9	$(4.0)
Add back non-cash non-operating items:
Amortization of purchased intangibles	6.8	11.1
Non-cash compensation expense	2.9	1.7
Non-cash mark to market swap adjustment	(2.3)	4.9
Cash earnings before income taxes	16.3	13.7
Income taxes (2002 — 39%, 2001 — 31%)	(6.3)	(4.2)
Cash earnings	$10.0	$9.5

Weighted average shares — Diluted (1)	76.6	59.0

Cash earnings per share	$0.13	$0.16

(1) Assumes conversion of convertible preferred stock in the three months ended March 31, 2001.  The convertible preferred stock was converted to common stock following the IPO in June 2001.

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